CONSENT OF INDEPENDENT AUDITORS





We consent to the reference to our firm under the caption "Synopsis" and "Representations and Warranties" and to the use of our report dated December 15, 1999, with respect to Mid Cap Fund, a series of Concert Investment Series, which is incorporated by reference, in this Registration Statement on Form N-14 of Smith Barney Investment Trust.



/s/ Ernst & Young LLP

ERNST & YOUNG LLP


New York, New York
July 14, 2000